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Exhibit 5.1

January 28, 2005

Equitable Resources, Inc.
One Oxford Centre, Suite 3300
301 Grant Street
Pittsburgh, PA 15219

Gentlemen:

        I am the Senior Vice President, General Counsel and Secretary to Equitable Resources, Inc., a Pennsylvania corporation ("Equitable"), and I have acted in such capacity in connection with the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, $1,500,000 of Deferred Compensation Obligations, payable in the future to participants in and in accordance with the terms of the Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan and the Equitable Resources, Inc. 2005 Directors' Deferred Compensation Plan (collectively, the "Plans"), and 40,000 shares of Equitable Common Stock, no par value, (the "Shares") that may be issued in satisfaction of the Deferred Compensation Obligations under the Plans. In such connection, I have examined the originals, or copies thereof identified to my satisfaction, of such corporate records of Equitable and such other documents, records, opinions and papers as I have deemed necessary or appropriate in order to give the opinions hereinafter set forth.

        Based upon the foregoing, I am of the opinion that the Deferred Compensation Obligations and Shares being registered, when sold or issued in accordance with the provisions of said Plans, in accordance with Pennsylvania law and upon payment of the consideration for such obligations as contemplated by said Plans, (i) such Deferred Compensation Obligations will be validly and legally binding obligations of Equitable in accordance with and subject to the terms of the Plans, and (ii) such shares will be validly issued, fully paid and non-assessable.

        In rendering the foregoing opinion, I have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and federal laws of the United States of America and the foregoing opinion is limited to such laws.

        I hereby consent to the filing of my opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ JOHANNA G. O'LOUGHLIN Johanna G. O'Loughlin Senior Vice President, General Counsel and Secretary

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  Exhibit 5.1